Exhibit 7(a)(i)

SCHEDULE A
TO THE
DISTRIBUTION AGREEMENT
BETWEEN
KINETICS MUTUAL FUNDS, INC.
AND
KINETICS FUNDS DISTRIBUTOR, INC.

Pursuant to Section 1 of the Distribution Agreement between KINETICS MUTUAL FUNDS, INC. (the "Company") and KINETICS FUNDS DISTRIBUTOR, INC. ("KFDI"), the Company hereby appoints KFDI as its agent to be the principal underwriter of the Company and the national distributor of the Shares with respect to its following series:

The Internet Fund
The Global Fund
The Paradigm Fund
The Medical Fund
The Small Cap Opportunities Fund
The Market Opportunities Fund
The Alternative Income Fund
The Multi-Disciplinary Income Fund
The Spin-off and Corporate Restructuring Fund

Dated:                      [    ], 2017